Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Nov-03	Oct-03	Sep-03
Yield	14.15%	14.47%	15.40%
Less: Coupon	1.97%	1.97%	1.94%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.75%	5.57%	5.59%
Excess Spread	4.93%	5.43%	6.37%

Three Month Average Excess Spread	5.58%	6.38%	6.81%

Delinquency:
30 to 59 days	1.30%	1.26%	1.28%
60 to 89 days	0.91%	0.90%	0.89%
90 + days	1.96%	1.90%	1.88%
Total	4.17%	4.06%	4.05%

Payment Rate	17.19%	18.93%	17.74%